UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):

March 31, 2009

IDEARC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32939	20-5095175
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261

(Address of Principal Executive Offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03                                             Bankruptcy or Receivership.

On March 31, 2009, Idearc Inc. (the “Company”) and all of its domestic subsidiaries (collectively, with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

The Company began operations as an independent, public company on November 17, 2006 when the Company was spun-off from Verizon Communications Inc.  In connection with the spin-off transaction, the Company incurred approximately $9,115 million of debt.  The combination of a prolonged economic downturn facing the United States economy, the highly competitive directory advertising industry, declining use of print yellow page directories and the Company’s significant outstanding indebtedness has resulted in difficulty in facing its substantial debt burden.

The consolidated audited financial statements of the Company for the fiscal year ending December 31, 2008 contained an explanatory paragraph regarding the Company’s ability to continue as a “going concern” which constituted a default under the Company’s senior secured credit facility (the “Senior Credit Facility”).  On March 31, 2009, the Company failed to make scheduled payments under the Senior Credit Facility of approximately $69 million in interest and approximately $30 million in principal, resulting in an additional default under the Senior Credit Facility.

The Company has evaluated various options for restructuring its balance sheet and debt service obligations to alleviate covenant issues under the Senior Credit Facility and to create a capital structure that will permit the Company to remain a going concern.  The Company believes that a financial restructuring designed to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity can best be achieved through a reorganization pursuant to a Chapter 11 proceeding under the Bankruptcy Code.

The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.  As of the date of this Current Report on Form 8-K, a receiver, fiscal agent or similar officer has not been appointed.  A copy of the press release dated March 31, 2009 announcing, among other things, the Debtors’ bankruptcy filing is hereby furnished and attached hereto as Exhibit 99.1.

The Debtors’ voluntary filing of the bankruptcy case constituted an event of default under the Senior Credit Facility.  As a result of such default, the commitments under the Senior Credit Facility immediately terminated and all borrowings, with accrued interest thereon, and all other amounts owed by the Company, including all amounts under outstanding letters of credit, became immediately due and payable.  In addition, the bankruptcy filing constituted an event of default under the indenture governing the Company’s 8% senior unsecured notes due 2016 (the “Unsecured Notes”).  As a result of such default, the principal amount plus accrued and unpaid interest on the Unsecured Notes is due and payable.  As of March 31, 2009, the aggregate principal amounts outstanding under the Senior Credit Facility, including the termination value of swap agreements, are approximately $6,913 million and the aggregate principal amounts outstanding under the Unsecured Notes are approximately $2,850 million.

As a result of the Debtors’ bankruptcy filing, the ability of creditors to seek remedies to enforce their rights under the Senior Credit Facility and the Unsecured Notes have been stayed, and creditor rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

The Company urges that caution be exercised with respect to existing and future investments in its equity securities as it is anticipated that a restructuring under a plan of reorganization will substantially change the Company’s capital structure, including, without limitation, by extinguishing the existing common stock of the Company without distribution to existing equity holders.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information required by Item 2.04 relating to the Senior Credit Facility and the Unsecured Notes is contained in Item 1.03 above and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Idearc Inc. Press Release, dated March 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEARC INC.

		By:	/s/ Cody Wilbanks
			Name:	Cody Wilbanks
			Title:	Executive Vice President —
General Counsel and Secretary

Date:	March 31, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Idearc Inc. Press Release, dated March 31, 2009